STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

Delivered 11:52 A.M. 11/06/2013

FILED 11:23 AM 11/06/2013

SRV 131276910 – 5427636 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is Sierra Madre Mining, Inc.

Second: Its registered office in the State of Delaware is to be located at 16192 Coastal Highway, in the City of Lewes County of Sussex Zip Code 19958. The registered agent in charge thereof is Harvard Business Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total authorized capital stock of this corporation is 3,000,000,000 shares (number of authorized shares) with a par value of .000001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name	Joseph Lacome
Mailing Address	6932 Newman Blvd.
Kyle, TX 78640

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make , file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my had this 6th day of November, A.D. 2013.

By :	/s/ Joseph Lacome
(Incorporator)
Name:	Joseph Lacome
(Type or Print)